 Filed pursuant to Rule 424(b)(5)
 Registration Statement No. 333-264208
PROSPECTUS SUPPLEMENT(To Prospectus dated April 22, 2022)

$200,000,000
American Depositary Shares representing Ordinary Shares
We have entered into a sales agreement with Cowen and Company, LLC, or Cowen, dated April 8, 2022, relating to the sale of our American Depositary Shares, or ADSs, offered by this prospectus supplement. In accordance with the terms of the sales agreement, under this prospectus supplement we may offer and sell our ADSs, each of which represents six ordinary shares, nominal value £0.001 per share, having an aggregate offering price of up to $200,000,000 from time to time through Cowen, acting as our agent or principal.
Our ADSs trade on The Nasdaq Global Select Market under the symbol “ADAP.” On April 27, 2022, the last sale price of our ADSs as reported on The Nasdaq Global Select Market was $1.75 per ADS.
Sales of our ADSs, if any, under this prospectus supplement will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act. Cowen is not required to sell any specific amount, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.
Under the sales agreement, we may also sell our ADSs to Cowen as principal for its own account, at a price to be agreed upon at the time of sale. If we sell ADSs to Cowen as principal, we will enter into a separate terms agreement with Cowen, and we will describe the agreement in a separate prospectus supplement or pricing supplement.
Cowen will be entitled to compensation at a commission rate of up to 3.0% of the gross sales price per ADS sold under the sales agreement. See “Plan of Distribution” beginning on page S-26 for additional information regarding the compensation to be paid to Cowen.
In connection with the sale of the ADSs on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act.
Investing in our ADSs involves risks. These risks are described under the caption “Risk Factors” beginning on page S-4 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Cowen
The date of this prospectus supplement is April 28, 2022

PROSPECTUS SUPPLEMENT

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ABOUT THIS PROSPECTUS
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which is part of a registration statement that we filed with the SEC using a “shelf” registration process. The accompanying prospectus describes more general information, some of which may not apply to this offering. Under this shelf registration process, we may from time to time sell our ADSs having an aggregate offering price of up to $200,000,000 under this prospectus supplement at prices and on terms to be determined by market conditions at the time of the offering.
Before buying any of the ADSs that we are offering, we urge you to carefully read both this prospectus supplement and the accompanying prospectus together with all of the information incorporated by reference herein, as well as the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision.
To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference in this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus supplement, the statement in the document having the later date modifies or supersedes the earlier statement.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement and any related free writing prospectus filed by us with the SEC. We have not, and Cowen has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.
We are offering to sell, and seeking offers to buy, ADSs representing our ordinary shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the ADSs in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
This prospectus supplement and the information incorporated herein or therein by reference contains market data, industry statistics and other data that have been obtained or compiled from information made available by independent third parties. This prospectus supplement and the information incorporated herein or therein by reference include trademarks, service marks and trade names owned by us or other companies. Solely for convenience, we may refer to our trademarks included or incorporated by reference in this prospectus supplement or any free writing prospectus without the TM or ® symbols, but any such references are not intended to indicate that we will not assert, to the fullest extent permitted under applicable law, our rights to our trademarks or other intellectual property. All

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trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement or any related free writing prospectus are the property of their respective owners.
Unless otherwise indicated or the context otherwise requires, “Adaptimmune,” the “Group,” the “Company,” “we,” “us” and “our” refer to Adaptimmune Therapeutics plc and its consolidated subsidiaries, except where the context otherwise requires. “Adaptimmune®” and “SPEAR®” are registered trademarks of Adaptimmune.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the financial statements and other documents incorporated by reference in this prospectus supplement may contain forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus supplement, the accompanying prospectus and the financial statements and other documents that we incorporate by reference in this prospectus supplement are forward-looking statements.
These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we expect to operate in the future. Important factors that could cause those differences include, but are not limited to:
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our ability to successfully advance our afami-cel (SPEARHEAD-1) and ADP-A2M4CD8 (MAGE- A4CD8) product candidates through clinical development and the timing within which we can recruit patients, launch trials and treat patients in all of our clinical trials;

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our ability to fund our operations;

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our ability to successfully and reproducibly manufacture cell therapies in order to meet patient demand;

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our ability to implement our strategy and continue with business operations as a result of the outbreak of coronavirus SARS-CoV-2 and the associated disease, or COVID-19;

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our ability to further develop our commercial manufacturing process for our cell therapies, transfer such commercial process to third party contract manufacturers, if required, and for such third party contract manufacturers or ourselves to manufacture cell therapies to the quality and on the timescales we require;

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our ability to successfully advance our cell therapies technology platform to improve the safety and effectiveness of our existing cell therapies product candidates, to identify and develop new cell therapies and to submit Investigational New Drug Applications, or INDs, for new cell therapies;

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the rate and degree of market acceptance of cell therapy generally and of our particular cell therapies;

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government regulation and approval;

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our ability to successfully commercialize any products and our ability to increase manufacturing capacity, set up processes and recruit employees required for such commercialization;

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the existence of any third party patents preventing further development of any of our cell therapies, including, any inability to obtain appropriate third party licenses, or enforcement of patents against us or our collaborators;

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our ability to obtain granted patents covering our cell therapies and to enforce such patents against third parties;

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volatility in equity markets in general and in the biopharmaceutical sector in particular;

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fluctuations in the price of materials and bought-in components;

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the scope and timing of performance of our ongoing collaborations with GSK, Genentech and with Universal Cells, a wholly-owned subsidiary of Astellas;

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our relationships with suppliers, contract manufacturing organizations or contract research organizations and other third-party providers;

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increased competition from other companies in the biotechnology and pharmaceutical industries including where such competition impacts our ability to recruit patients into clinical trials;

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claims for personal injury or death arising from the use of our cell therapies;

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our ability to attract and retain qualified personnel; and

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additional factors that are not known to us at this time.

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Additional factors that could cause actual results, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results to differ materially include, but are not limited to, those discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 14, 2022 (the “ 2021 Form 10-K”), which is incorporated by reference herein, as updated by our other SEC filings filed after such annual report. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference not to occur. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus might not occur, and our future results and our performance may differ materially from those expressed in such forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus supplement carefully, especially the risks of investing in our ADSs discussed under “Risk Factors” beginning on page S-4 of this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement.
Overview
We are a clinical-stage biopharmaceutical company focused on providing novel cell therapies to people with cancer. Our proprietary platform enables us to identify cancer targets, find and develop cell therapy candidates active against those targets and produce therapeutic candidates for administration to patients. Our cell therapy candidates include Specific Peptide Enhanced Affinity Receptor (“SPEAR” T-cells) which use genetically engineered T-cell receptors (“TCRs”); next generation Tumor Infiltrating Lymphocytes (“TILs”) where a patient’s own T-cells are co-administered with our next generation technology, and HLA-independent TCRs where surface proteins are targeted independently of the peptide-HLA complex. Our cell therapies are currently manufactured on an autologous or per patient basis and we have a proprietary preclinical allogeneic platform for the development of “off the shelf” cell therapies.
Our MAGE-A4 cell therapy franchise includes T-cell therapy products targeting solid tumor indications in which the MAGE-A4 antigen is expressed, with responses seen in eight indications (head and neck, esophagogastric junction, non-small cell lung cancer (NSCLC)-squamous, synovial sarcoma, melanoma, bladder, ovarian and myxoid/round cell liposarcoma (MRCLS) indications) across the franchise.
We have multiple clinical trials ongoing or planned across the remainder of the MAGE-A4 franchise:
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SPEARHEAD-1 Phase 2 Trial with afami-cel (ADP-A2M4): A registration directed Phase 2 clinical trial is ongoing in synovial sarcoma in which the MAGE-A4 antigen is expressed.

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SURPASS Phase 1 Trial with ADP-A2M4CD8: Enrollment is ongoing in a Phase 1 trial for our next generation SPEAR T-cell, ADP-A2M4CD8, including for patients with lung, gastroesophageal, head and neck, ovarian and bladder cancers in which the MAGE-A4 antigen is expressed.

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SURPASS -2 Phase 2 Trial with ADP-A2M4CD8: A Phase 2 clinical trial with ADP-A2M4CD8 in esophageal and EGJ cancers has been initiated and is enrolling.

A further Phase 2 trial with ADP-A2M4CD8 in ovarian cancer (“SURPASS-3”) is planned to start later in 2022 and an additional cohort to the SURPASS trial combining ADP-A2M4CD8 with a checkpoint inhibitor is also in planning.
We are also planning to initiate a Phase 1 trial with a new next-generation SPEAR T-cell targeting MAGE-A4 for the treatment of patients with advanced head and neck squamous cell carcinoma, non-small cell lung cancer, or ovarian cancer. Developed in collaboration with Noile-Immune Biotech Inc. (“Noile-Immune”), this product (ADP-A2M4N7X19) incorporates IL-7 and CCL19 in the cell therapy product.
We have strategic collaboration programs ongoing with Astellas Pharma, Inc. (“Astellas”) (through its wholly owned subsidiary Universal Cells, Inc. (“Universal Cells”)), Genentech Inc. (“Genentech”) and with GlaxoSmithKline (“GSK”).
We continue to invest and expand our manufacturing and research capabilities to facilitate a strong future pipeline of cell therapies, to enhance translational understanding of our cell therapies and to support our target of launching ADP-A2M4 for the treatment of synovial sarcoma and MRCLS in 2022.

Corporate Information
Adaptimmune Therapeutics plc was incorporated on December 3, 2014 and is a public limited company incorporated under the laws of England and Wales. Our registered and principal executive offices are located at 60 Jubilee Avenue, Milton Park, Abingdon, Oxfordshire OX14 4RX, United Kingdom, our general telephone number is (+44) 1235 430000 and our corporate website address is www.adaptimmune.com. Our website and the information contained on or accessible through our website are not part of this document.
We have included our website address in this prospectus solely as an inactive textual reference. Our agent for service of process in the United States is Adaptimmune LLC, located at 351 Rouse Boulevard, The Navy Yard, Philadelphia PA 19112, United States.

THE OFFERING
ADSs Offered by Us
ADSs having an aggregate offering price of up to $200,000,000.
Plan of Distribution
“At the market offering” that may be made from time to time through our sales agent, Cowen and Company, LLC. See “Plan of Distribution.”
Use of Proceeds
We intend to use the net proceeds from this offering, if any, for general corporate purposes, which may include research and development expenses, preparation for commercialization of afamicel, working capital and general and administrative expenses. See “Use of Proceeds.”
Risk Factors
You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to purchase our ADSs.
Nasdaq Global Select Market
Symbol
ADAP

RISK FACTORS
An investment in our securities involves risks. We urge you to carefully consider all of the information contained in or incorporated by reference in this prospectus as provided under “Incorporation of Certain Information by Reference,” including the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Special Note on Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. If any of these risks occur, our business, financial condition or results of operation could be adversely affected. As a result, you could lose all or part of your investment.
Risks Related to Our ADSs and this Offering
We do not anticipate paying cash dividends, and accordingly, holders of our ADSs must rely on appreciation in the price of the ADSs for any return on their investment.
We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses. As a result, capital appreciation, if any, of our ADSs will be your sole source of gain on your investment for the foreseeable future. Investors seeking cash dividends should not invest in our ADSs.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our ADS price and trading volume could decline.
The trading market for our ADSs depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We cannot assure you that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our ADSs or change their opinion of our ADSs, our ADS price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our ADS price or trading volume to decline.
You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.
Except as described in this prospectus, holders of the ADSs will not be able to exercise voting rights attaching to the ordinary shares represented by the ADSs on an individual basis. Holders of the ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the ordinary shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.
You may not receive distributions on our ordinary shares represented by the ADSs or any value for them if it is unlawful or impracticable to make such distributions available to holders of ADSs.
The depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares that your ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impracticable to make a distribution available to holders of ADSs. We have no obligation to take any other action to permit distribution on the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impracticable to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.
We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value. See “Use of Proceeds” for a description of our management’s intended use of the proceeds from this offering.
If you purchase ADSs in this offering, you will experience immediate dilution of your investment.
The offering price per ADS in this offering may exceed the net tangible book value per ADS outstanding prior to this offering. Assuming that an aggregate of 89,285,714 ADSs are sold at a price of $2.24 per ADS, an assumed offering price which was the last reported sale price of our ADSs on the Nasdaq Global Select Market on April 7, 2022, for aggregate gross proceeds of $200 million, and after deducting commissions and estimated offering expenses payable by us, you will experience immediate dilution of $0.10 per ordinary share, or $0.62 per ADS, representing the difference between our as adjusted net tangible book value per ordinary share as of December 31, 2021 after giving effect to this offering and the assumed offering price. The exercise of outstanding share options will result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we may in the future offer additional ADSs at prices that may not be the same as the price per ADS in this offering. We may sell ADSs in any other offering at a price per ADS that is less than the price per ADS paid by investors in this offering. The price per ADS at which we sell additional ADSs in future transactions may be higher or lower than the price per ADS paid by investors in this offering.

USE OF PROCEEDS
We may issue and sell our ADSs having aggregate sales proceeds of up to $200,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.
We currently intend to use the net proceeds of this offering, if any, for general corporate purposes, which may include research and development expenses, preparation for commercialization of afamicel, working capital and general and administrative expenses.
Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business conditions. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the relative success and cost of our research, preclinical and clinical development programs, including a change in our planned course of development or the termination of a clinical program necessitated by the results of data received from clinical trials or otherwise, the amount and timing of additional revenues, if any, received from our GSK collaboration and license agreement, our agreement with Universal Cells and our agreement with Genentech and whether we enter into future collaborations. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.
Pending their use, we plan to invest the net proceeds from this offering in short or medium-term interest- bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.K. or U.S. governments.

DILUTION
If you invest in our ADSs in this offering, your ownership interest will be diluted immediately to the extent of the difference between the price per ADS you pay in this offering and the net tangible book value per ADS after this offering.
Our net tangible book value as of December 31,2021 was $205.0 million, or $0.22 per ordinary share ($1.32 per ADS), based on 937,547,934 ordinary shares then outstanding. After giving effect to the assumed sale by us of 89,285,714 ADSs at an assumed public offering price of $2.24 per ADS, the closing price of our ADSs on The Nasdaq Global Select Market on April 7, 2022, after deducting estimated commissions and offering expenses payable by us, our net tangible book value at December 31, 2021 would have been $398.7 million, or $0.27 per ordinary share. This represents an immediate increase in net tangible book value of $0.05 per ordinary share ($0.30 per ADS) to existing shareholders and an immediate dilution of $0.10 per ordinary share ($0.62 per ADS) to investors in this offering. The following table illustrates this hypothetical per ADS dilution. The as adjusted information is illustrative only and will adjust based on the actual public offering price of the ADSs, the actual number of ADSs sold and other terms of the offering determined at the time our ADSs are sold pursuant to this prospectus. The ADSs sold in this offering, if any, will be sold from time to time at various prices.
Assumed public offering price per ADS		$2.24
Net tangible book value per ADS as of December 31, 2021	$1.32
Increase per ADS attributable to new investors purchasing ADSs in this offering	$0.30
As adjusted net tangible book value per ADS after giving effect to this offering		$1.62
Dilution per ADS to new investors		$0.62
The above discussion and table are based on 937,547,934 ordinary shares outstanding as of December 31, 2021 and excludes 114,915,438 of our ordinary shares issuable upon the exercise of options outstanding as of December 31, 2021, at a weighted average exercise price of £0.52 per ordinary share.
To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity, the issuance of such securities may result in further dilution.

PLAN OF DISTRIBUTION
We have entered into a sales agreement with Cowen, under which we may issue and sell from time to time up to $200,000,000 of our ADSs, each representing six ordinary shares, through Cowen as our sales agent or principal. Sales of our ADSs, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.
Cowen will offer our ADSs subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of ADSs to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen.
Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the ADSs requested to be sold by us. We may instruct Cowen not to sell ADSs if the sales cannot be effected at or above the price designated by us in any such instruction. Cowen or we may suspend the offering of our ADSs being made through Cowen under the sales agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.
The aggregate compensation payable to Cowen as sales agent equals up to 3.0% of the gross sales price of the ADSs sold through it pursuant to the sales agreement. We have also agreed to reimburse Cowen up to $75,000 of Cowen’s actual outside legal expenses incurred by Cowen in connection with this offering, and for certain other expenses, including Cowen’s FINRA counsel fees in an amount up to $10,000. In accordance with FINRA Rule 5110 these reimbursed fees and expenses are deemed sales compensation to Cowen in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $254,000.
The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such ADSs.
Cowen will provide written confirmation to us following the close of trading on The Nasdaq Global Select Market on each day in which ADSs are sold through it as sales agent under the sales agreement. Each confirmation will include the number of ADSs sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.
We will report at least quarterly the number of ADSs sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of ADSs.
Settlement for sales of ADSs will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
Under the sales agreement, we may also sell our ADSs to Cowen as principal for its own account, at a price to be agreed upon at the time of sale. If we sell ADSs to a Cowen as principal, we will enter into a separate terms agreement with Cowen, and we will describe the agreement in a separate prospectus supplement or pricing supplement.
In connection with the sales of our ADSs on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen may be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilizes our ADSs.

Our ADSs are listed on The Nasdaq Global Select Market and trade under the symbol “ADAP.” The depositary bank of our ADSs is Citibank, N.A.
Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

TAXATION
Material U.S. Federal Income Tax Consequences
The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of the purchase, ownership and disposition of the ADSs acquired pursuant to this offering. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (or the “Code”), in effect as of the date of this prospectus supplement and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus supplement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.
This discussion applies only to U.S. Holders that hold the ADSs as capital assets for U.S. federal income tax purposes. It does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase the ADSs by any particular investor. In particular, this discussion does not address tax considerations applicable to a U.S. Holder that may be subject to special tax rules, including, without limitation, a dealer in securities or currencies, a trader in securities that elects to use a mark- to-market method of accounting for securities holdings, banks, or other financial institutions, an insurance company, a tax exempt organization, a person that holds the ADSs as part of a hedge, straddle or conversion transaction for tax purposes, a person that is subject to special tax accounting rules under section 451(b) of the Code, a person whose functional currency for tax purposes is not the U.S. dollar, certain former citizens or residents of the United States or a person that owns or is deemed to own 10% or more of the company’s shares by vote or value. Moreover, this description does not address the U.S. federal estate, gift, or alternative minimum tax consequences, any Medicare contribution tax considerations, or any state, local or non-U.S. tax consequences, of the acquisition, ownership and disposition of the ADSs. In addition, the discussion does not address tax consequences to an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds the ADSs, or a partner in such partnership. The U.S. federal income tax treatment of each partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Prospective purchasers that are partners in a partnership holding the ADSs are urged to consult their own tax advisers.
The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to an investor that is a beneficial owner of ADSs and that is, for U.S. federal income tax purposes,
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state therein or the District of Columbia;

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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a trust that (i) is subject to the primary supervision of a court within the United States and subject to the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For U.S. federal income tax purposes, a beneficial owner of ADSs generally will be treated as the owner of the underlying ordinary shares represented by such ADSs. Accordingly, an exchange by a U.S. Holder of the ADSs for the underlying shares represented by such ADSs generally will not be subject to U.S. federal income tax.
Prospective purchasers are urged to consult their tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the ADSs.
Taxation of Dividends and Other Distributions on the ADSs
Subject to the PFIC rules discussed below, the gross amount of distributions made by us to a U.S. Holder with respect to the ADSs, before reduction for any non-U.S. taxes withheld therefrom, will be includable in gross income as dividend income to the extent that such distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent, if any, that the amount of any distribution exceeds our current and accumulated earnings and profits, it will be treated, first as, a tax-free return of such U.S. Holder’s tax basis in its ADSs, and to the extent the amount of the distribution exceeds such U.S. Holder’s tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles.
Therefore, a U.S. Holder should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. A dividend in respect of the ADSs will not generally be eligible for the dividends- received deduction allowed to corporations in respect of dividends received from other U.S. corporations.
Non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ADSs applicable to long term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. Moreover, such reduced rate will not apply if we are a PFIC for the taxable year in which we pay a dividend, or were a PFIC for the preceding taxable year.
If dividend payments in respect of the ADSs are made in a currency other than the U.S. dollar, the amount of the dividend distribution that a U.S. Holder must include in income will be the U.S. dollar value of the payments made in such other currency, determined at the spot U.S. dollar exchange rate on the date the dividend distribution is actually or constructively received, regardless of whether the payment is in fact converted into U.S. dollars. Generally, if the foreign currency received as a dividend is not converted into U.S. dollars on the date of actual or constructive receipt, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is includible in income to the date the payment is actually converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.
U.S. Holders are urged to consult their tax advisors regarding the tax consequences of receiving, converting or disposing of any non-U.S. currency, received or deemed received as dividends on our ADSs or on the sale or retirement of an ADS.
Dividends generally will constitute income from sources outside the United States, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. Subject to certain conditions and limitations, non-U.S. tax withheld, if any, on dividends may be deducted from such U.S. Holder’s taxable income or credited against such U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if a U.S. Holder does not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders are urged to consult their tax advisors to determine whether and to what extent such U.S. Holder will be entitled to a foreign tax credit.
Taxation of Dispositions of ADSs
Subject to the PFIC rules discussed below, a U.S. Holder will recognize gain or loss on any sale, exchange or other taxable disposition of an ADS in an amount equal to the difference between the amount realized (in U.S. dollars) for the ADS and such U.S. Holder’s tax basis (in U.S. dollars) in the ADS.
The gain or loss will generally be capital gain or loss. A U.S. Holder’s initial tax basis in ADSs generally will equal to the cost of such ADSs. A non-corporate U.S. Holder that has held the ADS for more than one year may be eligible for preferential tax rates. The deductibility of capital losses is subject to limitations.
Any such gain or loss generally will be treated as U.S. source income or loss for U.S. foreign tax credit limitation purposes.

Passive Foreign Investment Company Considerations
Special U.S. tax rules apply to U.S. Holders of stock in companies that are considered to be PFICs. We will be classified as a PFIC in a particular taxable year if either (i) 75% or more of our gross income for the taxable year is passive income or (ii) at least 50% of the value of our gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income (including cash). Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties and rents (other than certain rents or royalties derived in the active conduct of a trade or business), and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. In making this determination, we will be treated as earning our proportionate share of any income and owning our proportionate share of any assets of any corporation in which we hold a 25% or greater interest (by value).
The determination of whether we are a PFIC depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and may also be affected by the application of the PFIC rules, which are subject to differing interpretations. In addition, it is not entirely clear how to apply the income test to a company like us, which for any particular taxable year may have gross income that is either entirely passive or that significantly exceeds any active gross income, but the overall losses of which from research and development activities exceed the overall amount of its gross income for that year. Based on our gross income, the average value of our assets, including goodwill, and the nature of our active business, although not free from doubt, we do not believe that we were classified as a PFIC for U.S. federal income tax purposes for our U.S. taxable year ended December 31, 2021. There can be no assurance, however, that we will not be considered to be a PFIC for this taxable year or any particular year in the future because PFIC status is factual in nature, depends upon factors not wholly within our control, generally cannot be determined until the close of the taxable year in question and is determined annually. Our status for any taxable year will depend on our income, assets and activities in that year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC for this taxable year or any future taxable year. The market value of our assets may be determined in large part by reference to the market price of the ADSs, which is likely to fluctuate (and may fluctuate considerably given that market prices of life sciences companies can be especially volatile). Furthermore, because the value of our gross assets is likely to be determined in large part by reference to our market capitalization and the value of our goodwill, a decline in the value of our shares could affect the determination of whether we are a PFIC. Finally, as a clinical- stage biopharmaceutical company, we may have more passive income than active income in any particular taxable year, which could affect our PFIC status under the gross income test.
A U.S. Holder may be able to mitigate some of the adverse U.S. federal income tax consequences described below with respect to owning the ADSs if we are classified as a PFIC for any taxable year, provided that such U.S. Holder is eligible to make, and validly makes a “mark-to-market” election, described below. In certain circumstances a U.S. Holder can make a “qualified electing fund” election to mitigate some of the adverse tax consequences described below with respect to an ownership interest in a PFIC by including in income its share of the PFIC’s income on a current basis. However, we do not currently intend to prepare or provide the information that would enable a U.S. Holder to make a qualified electing fund election.
In the event that we are classified as a PFIC in any year in which a U.S. Holder holds the ADSs, and the “mark-to-market” election described in the following discussion is not made by a taxable U.S. Holder, a special tax regime will apply with respect to such U.S. Holder to both (a) any gain realized on the sale or other disposition of the ADSs and (b) any “excess distribution” by us to such U.S. Holder (generally, such U.S. Holder’s ratable portion of distributions received by such U.S. Holder in any year which are greater than 125% of the average annual distribution received by such U.S. Holder in the shorter of the three preceding years or such U.S. Holder’s holding period for the ADSs). Any gain recognized by such U.S. Holder on a sale or other disposition (including a pledge) of the ADSs and any excess distribution would be allocated ratably over such U.S. Holder’s holding period for the ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and the interest charge generally applicable to underpayments of tax would be imposed on taxes deemed to have been payable in for the relevant taxable PFIC years. Classification as a PFIC may also have other adverse tax consequences, including, in the case of U.S. Holders that are individuals, the denial of a step-up in the basis of such U.S. Holder’s ADSs at death.
Mark-to-Market Election
If we are a PFIC for any taxable year during which a U.S. Holder holds the ADSs, then in lieu of being subject to the special tax regime and interest charge rules discussed above, a U.S. Holder may make an election to include gain on the ADSs as ordinary income under a mark-to-market method, provided that such ADSs are treated as “regularly traded” on a “qualified exchange.” In general, the ADSs will be treated as “regularly traded” for a given calendar year if more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter of such calendar year. Although the U.S. Internal Revenue Service (“IRS”) has not published any authority identifying specific exchanges that may constitute “qualified exchanges,” Treasury Regulations provide that a qualified exchange is (a) a U.S. securities exchange that is registered with the Securities and Exchange Commission (the “SEC”), (b) the U.S. market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a non-U.S. securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such non-U.S. exchange has trading volume, listing, financial disclosure, surveillance and other requirements designed to prevent fraudulent and manipulative acts and practices, to remove impediments to and perfect the mechanism of a free and open, fair and orderly, market, and to protect investors; and the laws of the country in which such non-U.S. exchange is located and the rules of such non-U.S. exchange ensure that such requirements are actually enforced and (ii) the rules of such non-U.S. exchange effectively promote active trading of listed shares. The ADSs are listed on The Nasdaq Global Select Market, which is a U.S. securities exchange that is registered with the SEC. However, no assurance can be given that the ADSs will meet the requirements to be treated as “regularly traded” for purposes of the mark-to-market election. In addition, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the special tax regime with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes, including shares in any future subsidiary of ours that is treated as a PFIC.
If a U.S. Holder makes this mark-to-market election, such U.S. Holder will be required in any year in which we are a PFIC to include as ordinary income the excess of the fair market value of such U.S. Holder’s ADSs at year-end over its basis in those ADSs. In addition, the excess, if any, of such U.S. Holder’s basis in the ADSs over the fair market value of such U.S. Holder’s ADSs at year-end is deductible as an ordinary loss in an amount equal to the lesser of (i) the amount of the excess or (ii) the amount of the net mark-to- market gains that have been included in income in prior years by such U.S. Holder. Any gain recognized by such U.S. Holder upon the sale of such U.S. Holder’s ADSs will be taxed as ordinary income in the year of sale. Amounts treated as ordinary income will not be eligible for the preferential tax rate applicable to qualified dividend income or long-term capital gains. A U.S. Holder’s adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If a U.S. Holder makes a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.
U.S. Holders who hold or have held our ADSs during a period when we were or are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. Holders who made a timely qualified electing fund election or mark-to-market election. A U.S. Holder of PFIC stock generally must file an annual information return on IRS Form 8621. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to such U.S. Holder’s U.S. federal income tax.
The U.S. federal income tax rules relating to PFICs are complex. U.S. Holders are urged to consult their tax advisors with respect to the purchase, ownership and disposition of the ADSs,

the availability of the mark-to- market election and whether making the election would be advisable in their particular circumstances, and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the ADSs.
Information Reporting and Backup Withholding
Distributions with respect to ADSs and proceeds from the sale, exchange or disposition of ADSs may be subject to information reporting to the IRS, and U.S. backup withholding rules. Backup withholding will not apply to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Foreign Financial Asset Information Reporting
U.S. Holders who are either individuals or certain domestic entities may be required to submit certain information to the IRS with respect to such holder’s beneficial ownership of the ADSs, if such ADSs are not held on such holder’s behalf by a financial institution, as our ordinary shares are considered “specified foreign financial assets.” Penalties and potential other adverse tax consequences may be imposed if a U.S. Holder is required to submit such information to the IRS and fails to do so. U.S. Holders are urged to consult their tax advisors regarding the potential information reporting obligations that may be imposed with respect to the ownership and disposition of the ADSs.
The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of the ADSs. Prospective purchasers are urged to consult their tax advisors concerning the tax consequences related to their particular circumstances.
U.K. Tax Considerations
The following is a general summary of certain limited U.K. tax considerations relating to the ownership and disposal of the ordinary shares or the ADSs and does not address all possible tax consequences relating to an investment in the ordinary shares or the ADSs. It is based on current U.K. tax law and published HM Revenue & Customs (“HMRC”) practice as of the date hereof, both of which are subject to change, possibly with retrospective effect.
Except as provided otherwise, this summary applies only to persons who are resident (and, in the case of individuals, domiciled or deemed domiciled) in the United Kingdom for tax purposes and who are not resident for tax purposes in any other jurisdiction, and do not have a permanent establishment or fixed base in any other jurisdiction with which the holding of the ordinary shares or the ADSs is connected (“U.K. Holders”). Persons (a) who are not resident (or, if resident, are not domiciled or deemed domiciled) in the United Kingdom for tax purposes, including those individuals and companies who trade in the United Kingdom through a branch, agency or permanent establishment in the United Kingdom to which the ordinary shares or the ADSs are attributable, or (b) who are resident or otherwise subject to tax in a jurisdiction outside the United Kingdom, are recommended to seek the advice of professional advisors in relation to their taxation obligations.
This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under U.K. tax law. In particular:
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this summary only applies to the absolute beneficial owners of the ordinary shares or the ADSs and any dividends paid in respect of the ordinary shares represented by the ADSs who do not hold the ordinary shares or ADSs through an Individual Savings Account or a Self-Invested Personal

Pension, and where the dividends are regarded for U.K. tax purposes as that person’s own income (and not the income of some other person); and
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this summary: (a) only addresses the principal U.K. tax consequences for investors who hold the ordinary shares or the ADSs as capital assets/investments, (b) does not address the tax consequences that may be relevant to certain special classes of investor such as dealers, brokers or traders in shares or securities and other persons who hold the ordinary shares or the ADSs otherwise than as an investment, (c) does not address the tax consequences for holders that are financial institutions, insurance companies, collective investment schemes, pension schemes, charities or tax-exempt organizations, (d) assumes that the holder is not an officer or employee of the Company (or of any related company) and has not (and is not deemed to have) acquired the ordinary shares or the ADSs by virtue of an office or employment, and (e) assumes that the holder does not control or hold (and is not deemed to control or hold), either alone or together with one or more associated or connected persons, directly or indirectly (including through the holding of the ordinary shares), an interest of 10% or more in the issued share capital (or in any class thereof), voting power, rights to profits or capital of the Company, and is not otherwise connected with the Company.

This summary further assumes that a holder of ADSs is the beneficial owner of the underlying ordinary shares for U.K. tax purposes.
POTENTIAL INVESTORS IN THE ADSs SHOULD SATISFY THEMSELVES PRIOR TO INVESTING AS TO THE OVERALL TAX CONSEQUENCES, INCLUDING, SPECIFICALLY, THE CONSEQUENCES UNDER U.K. TAX LAW AND HMRC PRACTICE OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE ORDINARY SHARES OR ADSs IN THEIR OWN PARTICULAR CIRCUMSTANCES BY CONSULTING THEIR OWN TAX ADVISERS.
Taxation of Dividends
Withholding Tax
Dividend payments in respect of the ordinary shares represented by the ADSs may be made without withholding or deduction for or on account of U.K. tax.
Income Tax
Dividends received by individual U.K. Holders will be subject to U.K. income tax on the amount of the dividend paid.
The first £2,000 of dividend income received by an individual U.K. Holder in a tax year will be subject to a nil rate of tax, regardless of the amount of the individual’s other taxable income.
Income within the nil rate band will be taken into account in determining whether income in excess of the £2,000 allowance falls within the basic rate, higher rate or additional rate tax bands. With effect from April 6, 2022, dividend income in excess of the £2,000 allowance will be taxed at the rate of 8.75% to the extent that the dividend, when treated as the top slice of the relevant U.K. Holder’s income, does not exceed the basic rate income tax limit; at the rate of 33.75% to the extent that the dividend, when treated as the top slice of the relevant U.K.
Holder’s income, exceeds the basic rate income tax limit but does not exceed the higher rate income tax limit; and at the rate of 39.35% to the extent that the dividend, when treated as the top slice of the relevant U.K. Holder’s income, exceeds the higher rate income tax limit.
An individual holder of ordinary shares or ADSs who is not a U.K. Holder will not be chargeable to U.K. income tax on dividends paid by the company, unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the ordinary shares or the ADSs are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. income tax on dividends received from the company.
Corporation Tax
A U.K. Holder within the charge to U.K. corporation tax may be entitled to exemption from U.K. corporation tax in respect of dividend payments. If the conditions for the exemption are not satisfied, or such U.K. Holder elects for an otherwise exempt dividend to be taxable, U.K. corporation tax will be chargeable on the gross amount of any dividends. If potential investors are in any doubt as to their position, they should consult their own professional advisers.
A corporate holder of ordinary shares or ADSs that is not a U.K. Holder will not be subject to U.K. corporation tax on dividends received from the Company, unless it carries on a trade in the United Kingdom through a permanent establishment to which the ordinary shares or the ADSs are attributable. In these circumstances, such holder may, depending on its individual circumstances and if the exemption from U.K. corporation tax discussed above does not apply, be chargeable to U.K. corporation tax on dividends received from the Company (at a current rate of 19%, which, for companies that are not eligible for a small profits rate of 19% that will take effect at the same time, is due to increase to 25 per cent from April 1, 2023).
Taxation of Disposals
U.K. Holders
A disposal or deemed disposal of ordinary shares or ADSs by an individual U.K. Holder may, depending on his or her individual circumstances, give rise to a chargeable gain or to an allowable loss for the purpose of U.K. capital gains tax. The principal factors that will determine the capital gains tax position on a disposal of ordinary shares or ADSs are the extent to which the holder realizes any other capital gains in the tax year in which the disposal is made, the extent to which the holder has incurred capital losses in that or any earlier tax year and the level of the annual allowance of tax-free gains in that tax year (the “annual exempt amount”). The annual exempt amount for the 2022/2023 tax year is £12,300. If, after all allowable deductions, an individual U.K. Holder’s total taxable income for the year (which, for the avoidance of doubt, will include any dividend income within the £2,000 nil rate band described above) exceeds the basic rate income tax limit, a taxable capital gain accruing on a disposal of ordinary shares or ADSs will be taxed at 20%. If, after all allowable deductions, an individual U.K. Holder’s total taxable income for the year does not exceed the basic rate income tax limit, and assuming the individual does not have any other taxable capital gains in the tax year that would use up the remaining basic rate allowance, a taxable capital gain accruing on a disposal of ordinary shares or ADSs will be taxed at 10% on an amount that, when treated as the top slice of the relevant U.K. Holder’s income/gains, does not exceed the basic rate income tax limit and at 20% on the remainder.
An individual U.K. Holder who ceases to be resident in the United Kingdom (or who fails to be regarded as resident in a territory outside the United Kingdom for the purposes of double taxation relief) for a period of less than five years and who disposes of his or her ordinary shares or ADSs during that period of temporary non-residence may be liable to U.K. capital gains tax on a chargeable gain accruing on such disposal on his or her return to the United Kingdom (or upon ceasing to be regarded as resident outside the United Kingdom for the purposes of double taxation relief) (subject to available exemptions or reliefs).
A disposal (or deemed disposal) of ordinary shares or ADSs by a corporate U.K. Holder may give rise to a chargeable gain or an allowable loss for the purpose of U.K. corporation tax.
Any gains or losses in respect of currency fluctuations over the period of holding the ordinary shares or ADSs would also generally be brought into account on the disposal both by individual and corporate U.K. Holders (at the rates described above as regards individual U.K. Holders and at a current rate of 19% for corporate U.K. Holders, which, for corporate U.K. Holders that are not eligible for a small profits rate of 19% that will take effect at the same time, is due to increase to 25 per cent from April 1, 2023).
Non-U.K. Holders
An individual holder who is not a U.K. Holder will not be liable to U.K. capital gains tax on capital gains realized on the disposal of his or her ordinary shares or ADSs unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the ordinary shares or ADSs are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. capital gains tax on chargeable gains arising from a disposal of his or her ordinary shares or ADSs.

A corporate holder of ordinary shares or ADSs that is not a U.K. Holder will not be liable for U.K. corporation tax on chargeable gains realized on the disposal of its ordinary shares or ADSs unless it carries on a trade in the United Kingdom through a permanent establishment to which the ordinary shares or ADSs are attributable. In these circumstances, a disposal (or deemed disposal) of ordinary shares or ADSs by such holder may give rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax.
Inheritance Tax
If, for the purposes of the Taxes on Estates of Deceased Persons and on Gifts Treaty 1978 between the United States and the United Kingdom, an individual holder of ordinary shares or ADSs is domiciled in the United States and is not a national of the United Kingdom, any ordinary shares or ADSs beneficially owned by that holder will not generally be subject to U.K. inheritance tax on that holder’s death or on a gift made by that holder during his/her lifetime, provided that any applicable U.S. federal gift or estate tax liability is paid, except where (i) the ordinary shares or ADSs are part of the business property of a U.K. permanent establishment or pertain to a U.K. fixed base used for the performance of independent personal services; or (ii) the ordinary shares or ADSs are comprised in a settlement unless, at the time the settlement was made, the settlor was domiciled in the United States and not a national of the United Kingdom (in which case no charge to U.K. inheritance tax should apply).
Stamp Duty and Stamp Duty Reserve Tax
Issue and Transfer of Ordinary Shares
No U.K. stamp duty is payable on the issue of the ordinary shares.
Based on current published HMRC practice and case law, there should be no U.K. stamp duty reserve tax (“SDRT”) payable on the issue of ordinary shares to a depositary receipt system or a clearance service (for example, The Depositary Trust Company or DTC).
Transfers of ordinary shares to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts or to, or to a nominee or agent for, a person whose business is or includes the provision of clearance services, will generally be regarded by HMRC as subject to stamp duty or SDRT at 1.5% of the amount or value of the consideration or, in certain circumstances, the value of the ordinary shares transferred. In practice, this liability for stamp duty or SDRT is in general borne by such person depositing the relevant shares in the depositary receipt system or clearance service. Transfers of ordinary shares between depositary receipt systems and clearance services will generally be exempt from stamp duty and SDRT.
The transfer on sale of ordinary shares by a written instrument of transfer will generally be liable to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration for the transfer. The purchaser normally pays the stamp duty.
An agreement to transfer ordinary shares outside a depositary receipt system or a clearance service will generally give rise to a liability on the purchaser to SDRT at the rate of 0.5% of the amount or value of the consideration. Such SDRT is payable on the seventh day of the month following the month in which the charge arises, but where an instrument of transfer is executed and duly stamped before the expiry of a period of six years beginning with the date of that agreement, (i) any SDRT that has not been paid ceases to be payable, and (ii) any SDRT that has been paid may be recovered from HMRC, generally with interest.
We do not expect that HMRC will consider any liability to U.K. stamp duty or SDRT to have arisen in relation to the deposit with the custodian or the depositary of the ordinary shares underlying the ADSs offered by us pursuant to this offering. However, a liability to U.K. stamp duty or SDRT may, depending on the circumstances, arise in respect of the deposit with the custodian or the depositary of ordinary shares where ordinary shares are transferred to the custodian or the depositary otherwise than as an integral part of an issue of share capital.

Transfer of ADSs
Based on current HMRC published practice, no U.K. stamp duty should be payable on a written instrument transferring an ADS or on a written agreement to transfer an ADS, as an ADS is not regarded as “stock” or a “marketable security” for U.K. stamp duty purposes.
No SDRT will be payable in respect of an agreement to transfer an ADS, as an ADS is not considered to be a “chargeable security” for the purposes of SDRT.
The statements above in relation to stamp duty and SDRT apply irrespective of whether the relevant holder of ordinary shares or ADSs is resident or domiciled in the United Kingdom.

LEGAL MATTERS
Certain legal matters of United States federal law and New York State law will be passed upon for us by Mayer Brown LLP. The validity of the ordinary shares represented by ADSs and certain other matters as to English law will be passed upon for us Mayer Brown International LLP, our English counsel. Cowen and Company, LLC is being represented in connection with this offering by Cooley LLP, New York, New York and Cooley (UK) LLP, London, United Kingdom.
EXPERTS
The consolidated financial statements of Adaptimmune Therapeutics plc as of December 31, 2021 and December 31, 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2021, expresses an opinion that Adaptimmune Therapeutics plc did not maintain effective internal control over financial reporting as of December 31, 2021 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states Adaptimmune Therapeutics plc’s risk assessment process over the design, implementation and operational effectiveness of controls over deferred income taxes, specifically the accounting for deferred income tax asset valuation allowance, was deficient.
SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS
We are incorporated under the laws of England and Wales. Some of our directors and officers reside outside the United States, and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers (as well as certain directors, managers and executive officers of our subsidiaries) or have any of them appear in a United States court.
We have appointed Adaptimmune LLC as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction in the Borough of Manhattan in New York, New York, arising out of or based upon the ADSs, the deposit agreement or the underwriting agreement related to such ADSs.
Mayer Brown International LLP, our English counsel, has advised us that there is some doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form S-3 under the Securities Act. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at
http://www.adaptimmune.com.
Our website is not a part of this prospectus supplement and is not incorporated by reference in this prospectus supplement. We have included our website address in this prospectus solely as an inactive textual reference.
This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
We will furnish to Citibank, N.A., as depositary bank of our ADSs, our annual reports. When the depositary bank receives these reports, it will upon our request promptly provide them to all holders of record of ADSs or otherwise make such reports available to such ADS holders in accordance with the terms of the deposit agreement. We will also furnish the depositary bank with all notices of shareholders’ meetings and other reports and communications in English that we make available to our shareholders. The depositary bank will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 made subsequent to the date of this prospectus supplement until the termination of the offering of the securities described in this prospectus supplement (other than information in such filings that was “furnished,” under applicable SEC rules, rather than “filed”). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
We incorporate by reference the following documents or information that we have filed with the SEC:
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 14, 2022 (the “2021 Form 10-K”) (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 21, 2022, incorporated by reference therein);

•
our Current Report on Form 8-K filed with the SEC on January 26, 2022; and

•
the description of our ordinary shares and ADSs contained in our registration statement on Form 8-A, filed with the SEC under the Exchange Act on April 30, 2015, as updated by Exhibit 4.4 to the 2021 Form 10-K, including the “Description of Ordinary Shares” and the “Description of American Depositary Shares” contained therein and any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement.
You may request a copy of these filings at no cost, by writing or telephoning us at the following address:
Adaptimmune Therapeutics plc
Attn: Company Secretary
60 Jubilee Avenue, Milton Park
Abingdon, Oxfordshire OX14 4RX
United Kingdom
(44) 1235 430000
You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different or additional information. An offer of these securities is not being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of those documents.

$200,000,000
American Depositary Shares representing Ordinary Shares

PROSPECTUS SUPPLEMENT

Cowen
April 28, 2022